Exhibit 10.22

                           CHANGE OF CONTROL AGREEMENT
                           ---------------------------

         This Agreement between and among EVEREST REINSURANCE COMPANY ("Company") and EVEREST REINSURANCE HOLDINGS, INC. ("Holdings") and Joseph V. Taranto ("Taranto") ("Agreement") is effective as of July 15, 1998.
         WHEREAS, the Board of Directors of the Company (the "Board") and Holdings ("Holdings Board") have determined it to be in the best interests of the Company, Holdings and their respective shareholders to enter into an agreement with Taranto that will provide Taranto with certain benefits in the event that there is a change in control of the Company or Holdings; and
         WHEREAS, Taranto is willing to enter into an agreement that will provide him with certain benefits in the event there is a change in control of the Company or Holdings;
         NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.       Change of Control
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         A. If within one year of a Material  Change (as defined herein) Taranto terminates his employment with the Company for any reason or the Company terminates Taranto's employment for any reason other than for Due Cause (as defined herein): (a) all of Taranto's outstanding stock options granted under
Holdings'  stock  option  plans  shall  vest   immediately,   be   automatically
exercisable and remain exercisable for three months following the termination of his employment, notwithstanding any provision to the contrary in the applicable award agreement(s) between Taranto and Holdings; (b)Taranto shall receive within sixty (60) days of the termination of his employment with the Company a lump sum payment (the "Cash Payment") equal to the lesser of (i) 2.99 multiplied by Taranto's annual compensation for the most recent taxable year ending prior to the date of the Material Change less the value of Taranto's gross income in the most recent taxable year ending prior to the date of a Material Change attributable to Taranto's exercise of stock options, stock appreciation rights
and  other   stock-based   awards   granted  to  Taranto  by  Holdings  (or  its
predecessor), and (ii) 2.99 multiplied by Taranto's "annualized includible compensation for the base period" as that phrase is defined in Section 28OG(d) of the Internal Revenue Code of 1986, as amended ("Code"); (c) Taranto shall continue to be covered under the Company's medical and dental insurance plans for a period of three years from the date of termination to the same extent and under the same terms and conditions as active employees of the Company; and (d) Taranto shall receive "Special Retirement Benefits" as provided herein.

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         B. In the event that the value of benefits Taranto receives pursuant to this Agreement causes Taranto to receive a "Parachute Payment" within the meaning of Section 280G of the Code, the Company shall provide Taranto with written notice that his receipt of benefits hereunder would result in Taranto receiving a Parachute Payment. Upon receipt of such notice, Taranto shall, within ten (10) days, advise the Company in writing of the specific benefits he elects to have reduced by an amount necessary to reduce the value of such benefits to an amount that is one dollar less than the amount that would cause the value of the benefits to constitute a "Parachute Payment", and the benefits shall be reduced accordingly. If the Company does not receive notice from Taranto within this ten (10) day period, the Company shall automatically reduce the Cash Payment portion of the benefits provided hereunder.

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        C.  For  purposes  of this  Agreement,  a  Material  Change  means  the occurrence of any of the following events:

                  (i) A tender offer or exchange offer is made whereby the effect of such offer is to take over and control the affairs of the Company or Holdings, and such offer is consummated for the ownership of securities of the Company or Holdings representing twenty-five percent (25%) or more of the combined voting power of the Company's or Holdings' then outstanding voting securities.

                  (ii) The Company or Holdings is merged or consolidated with another corporation and, as a result of such merger or consolidation, less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company or Holdings other than affiliates within the meaning of the Securities Exchange Act of 1934 ("Exchange Act").

                  (iii) The Company or Holdings transfers substantially all of its assets to another corporation or entity that is not a wholly owned subsidiary of the Company or Holdings.

                  (iv) Any person (as such term is used in Sections 3 (a) (9) and 13 (d) (3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Company or Holdings representing twenty-five

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percent (25%) or more of the combined voting power of the Company's or Holdings'
then outstanding securities, and the effect of such ownership is to take over and control the affairs of the Company or Holdings.

                  (v) As the result of a tender offer, merger, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were members of the Board or the Holdings Board immediately before this transaction, cease to constitute at least a majority thereof.

         D. For purposes of this Agreement, Special Retirement Benefits means the additional retirement benefits necessary (if any) so that the total retirement benefits Taranto receives will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination (or until his normal retirement date, whichever is earlier). Special Retirement Benefits will include all ancillary benefits, such as early retirement and survivor rights and benefits available at retirement, as well as benefits (if any) under the Everest Reinsurance Retirement Plan and any supplemental retirement plans adopted by the Company, or any successor or substitute plan or plans ("the Plans"). If Taranto's credited service with the Company plus three (3) years would result in vested benefits and/or eligibility for ancillary benefits or additional benefits under the Plans, the amount payable to Taranto or his beneficiaries shall equal the excess of the amount specified in paragraph (i) over that in paragraph (ii) below:

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                 (i) the  total  retirement  benefits  that  would  be  paid to
Taranto or his beneficiaries, if the three (3) years (or the period to his normal retirement date, if less) following his termination are added to his credited service under the Plans and his final average compensation is the same as his actual average compensation, including the Cash Payment as compensation for services rendered to the Company in the year of his termination;

                  (ii) the total retirement benefits payable to Taranto or his beneficiaries under the Plans.

         All Special Retirement Benefits are provided on an unfunded basis and are not intended to meet the qualification requirements of Section 401 of the Code. All Special Retirement Benefits shall be payable solely from the general assets of the Company and shall be paid at the same times as retirement benefits under the Plans are payable, in accordance with the payment terms of such Plans.

         E. For purposes of this Agreement, Due Cause means (a) repeated and gross negligence in fulfillment of, or repeated failure of Taranto to fulfill his material obligations as an employee of the Company, in either event after written notice thereof; (b) material willful misconduct by Taranto in respect of his obligations as an employee of the Company; (c)
conviction  of  any  felony  or  any  crime  of  moral   turpitude  by  Taranto;
or   (d)   a    material    breach   in    trust   committed   in   willful   or

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reckless  disregard  of the  interests of the Company or  Holdings or undertaken for personal gain by Taranto.

2.       Special Reimbursement
         ---------------------

         In the event that Taranto's employment terminates after a Material Change and he is assessed a tax pursuant to Section 4999 of the Code (the "Parachute Tax"), the Company shall immediately pay Taranto that additional amount of money (the "Gross-Up Payment") which will put Taranto in the same net after tax position had no Parachute Tax been incurred. The Gross-Up Payment shall be sufficient in amount to cover any income or excise tax on the Gross-Up Payment itself. In the event that the Parachute Tax is ultimately determined to exceed the amount taken into account in computing the Gross-Up Payment at the time of the termination of Taranto's employment (including by reason of any payment the existence or amount of which could not be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess at the time that the amount of such excess is finally determined. Taranto and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of any such subsequent liability for the Parachute Tax.

3.       General
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         A.  The  Company's  and  Holdings'   obligations  to  pay  Taranto  the
compensation  and  other  benefits   specified  herein  shall  be  absolute  and
unconditional and shall not be affected by any circumstances, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company or Holdings may have against him or anyone else. In no event shall Taranto be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to him under this Agreement. All amounts payable and benefits provided by the Company and Holdings hereunder shall be paid or provided without notice or demand. Each and every payment made hereunder by the Company and Holdings shall be final and the Company and Holdings will not seek to recover all or any part of any such payment from Taranto or from whoever may be entitled thereto, for any reason whatsoever.

         B. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and Holdings, respectively. This Agreement shall inure to the benefit of and shall be binding upon Taranto and his estate, but neither this Agreement nor any rights arising hereunder may be assigned by Taranto.

         C. In    the    event   that    any    provision    or    portion    of
this Agreement shall shall be determined to be invalid or unenforceable for any reason, the remaining provisions

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or portions of this Agreement  shall be unaffected  thereby and shall  remain in full force and effect to the fullest extent permitted by law.

         D. Anything to the contrary notwithstanding, all payments required to be made by the Company and Holdings hereunder to Taranto or his beneficiaries, including his estate, shall be subject to withholding and deductions as the Company and Holdings may reasonable determine should be withheld or deducted pursuant to any applicable law or regulations.

         E. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New Jersey.

         F. This Agreement shall terminate on the earliest of: (i) one year following a Material Change; (ii) termination by Taranto of his employment with the Company under circumstances not following a Material Change; (iii) the Company's termination of Taranto's employment for Due Cause; or (iv) December 31, 2001, or any date thereafter, provided that sixty days prior written notice of termination of this Agreement is given to Taranto by the Company and Holdings, and further provided that such written notice of termination shall not be effective during any period of time when the Board or Holdings' Board is aware of any circumstance which could
reasonably be   expected   to   result   in   a   Material  Change.  Termination
of   this  Agreement   shall  not  relieve   the  Company   and   Holdings  from

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their  respective  obligations  to Taranto  under this  Agreement relating  to a
Material Change which occurs prior to such termination.

         G. In the event Taranto institutes litigation to obtain or enforce any right or benefit to which he is entitled under this Agreement, the Company and Holdings agree to pay as incurred all legal fees and expenses reasonably incurred by Taranto; provided, however, that Taranto agrees to repay all legal fees and expenses paid to him by the Company and Holdings in the event that it is determined by a judgment of a court of competent jurisdiction that the Company has established that, under all the facts and circumstances, there was no reasonable basis for Taranto's litigation. The Company and Holdings agree to pay as incurred, to the fullest extent permitted by law, all legal fees and expenses which Taranto may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, Holdings or third parties of the validity or enforceability of, or liability under, any provision of this Agreement. In addition, the Company and Holdings agree to pay pre-judgment interest on any money judgment obtained by Taranto and to pay interest on any delayed payment calculated at the prime rate of interest as published in the Wall Street Journal in effect from time to time, from the date that payment to him should have been made in accordance with the provisions of this Agreement.

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         H. Any notice to be given under this Agreement  shall be in writing and delivered personally or sent by over-night mail (such as Federal Express), addressed to the party concerned at the address indicated below or to such other address as such party may subsequently provide in writing:

         If to the Company or Holdings:            Everest Reinsurance Company
                                                   477 Martinsville Road
                                                   P.O. Box 830
                                                   Liberty Corner, NJ 07938-0830
                                                   (908) 604-3170
                                                   Attn:  General Counsel

         If to Taranto:                            160 Henry Street
                                                   Brooklyn, New York 11201

         I. Nothing contained herein shall give Taranto any right to any employee benefit upon termination of employment with the Company, except as specifically provided herein, required by law or provided by the terms of another employee benefit plan document relating to the treatment of former employees generally. Pursuant to the terms of the Everest Reinsurance Company Severance Plan for United States Employees Taranto shall not be eligible for benefits under such Severance Plan.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

                                              EVEREST REINSURANCE HOLDINGS, INC.

______________________                        By:___________________________
Joseph V. Taranto
Dated:                                        Dated:

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                                              EVEREST REINSURANCE COMPANY

                                              By:___________________________

                                              Dated:

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